Exhibit 99.1

AG&E Holdings Inc. Announces Notification of NYSE MKT Listing Deficiency

Chicago, Illinois – October 27, 2016 --- AG&E Holdings Inc. (NYSE MKT: WGA) (the “Company”) today announced receipt of notification (the "Deficiency Letter") from the NYSE MKT LLC that the Company is not in compliance with certain NYSE MKT continued listing standards relating to stockholders' equity.

Specifically, the Deficiency Letter indicated that the Company is not in compliance with Section 1003(a)(ii) (requiring stockholders' equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years). As of June 30, 2016, the Company had stockholders' equity of $3.81 million. The Company is required to submit a plan to the NYSE MKT by November 21, 2016 advising of actions it has taken or will take to regain compliance with the continued listing standards by April 21, 2018. The Company’s management is exploring its options moving forward. Currently, the Company intends to submit a plan by the deadline. If the Company fails to submit a plan, if the Company's plan is not accepted or if the Company fails to regain compliance by the deadline, the NYSE MKT may commence delisting procedures.

The Company's common stock will continue to be listed on the NYSE MKT while it attempts to regain compliance with the listing standards noted, subject to the Company's compliance with other continued listing requirements. The Company's common stock will continue to trade under the symbol "WGA," but will have an added designation of ".BC" to indicate that the Company is not in compliance with the NYSE MKT's listing standards. The NYSE MKT notification does not affect the Company's business operations or its SEC reporting requirements.

About AG&E Holdings Inc.

AG&E Holdings Inc. is a leading parts distributor to the casino and gaming markets. It sells parts and services to more than 700 casinos in North America with offices in Las Vegas, Nevada, Miami, Florida and Burr Ridge, Illinois.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. The words believe, expect, anticipate, estimate, will, and other similar statements of expectation identify forward-looking statements. Those statements include statements regarding the intent, belief or expectations of the Company and its management. Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those expressed in any forward-looking statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, development of competing technologies, availability of adequate credit, interruption or loss of supply from key suppliers, increased competition, the regulatory process and regulatory and legislative changes affecting the gaming industry. AG&E Holdings Inc. assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.